REASSIGNMENT NO. 14 OF RECEIVABLES

REASSIGNMENT NO. 14 OF RECEIVABLES ("Reassignment"), dated as of December 6, 2005, by and between CITI OMNI-S FINANCE LLC, a Delaware limited liability company (the "Seller"), and THE BANK OF NEW YORK (as successor trustee to Bank One, National Association (formerly The First National Bank of Chicago)) (the "Trustee"), pursuant to the Pooling and Servicing Agreement referred to below.

W I T N E S S E T H

WHEREAS, the Seller and the Trustee are parties to the Pooling and Servicing Agreement, dated as of July 31, 1994 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the "Pooling and Servicing Agreement");

WHEREAS, pursuant to Section 12.04 of the Pooling and Servicing Agreement, all of the outstanding series of investor certificates have become Defeased Series under Section 12.04 of the Pooling and Servicing Agreement pursuant to the Defeasance Trust Agreement Series 1996-5 (the "Defeasance Trust Agreement Series 1996-5"), the Defeasance Trust Agreement Series 2000-4 (the "Defeasance Trust Agreement Series 2000-4"), the Defeasance Trust Agreement Series 2001-1 (the "Defeasance Trust Agreement Series 2001-1"), the Defeasance Trust Agreement Series 2001-3 (the "Defeasance Trust Agreement Series 2001-3"), the Defeasance Trust Agreement Series 2002-2 (the "Defeasance Trust Agreement Series 2002-2"), the Defeasance Trust Agreement Series 2002-3 (the "Defeasance Trust Agreement Series 2002-3"), the Defeasance Trust Agreement Series 2002-5 (the "Defeasance Trust Agreement Series 2002-5" and together with the Defeasance Trust Agreement Series 1996-5, the Defeasance Trust Agreement Series 2000-4, the Defeasance Trust Agreement Series 2001-1, the Defeasance Trust Agreement Series 2001-3, the Defeasance Trust Agreement Series 2002-2, the Defeasance Trust Agreement Series 2002-3 and the Defeasance Trust Agreement Series 2002-5, the "Defeasance Trust Agreements"), respectively, each dated as of December 6, 2005, by and among the Seller, the Servicer, the Trustee and The Bank of New York, as securities intermediary and paying agent;

WHEREAS, following the defeasance of the Seller’s obligations under the Pooling and Servicing Agreement and pursuant to Section 12.04(d) of the Pooling and Servicing Agreement, the Seller wishes to remove all Receivables from all Accounts of the Seller described on Schedule 1 to the Pooling and Servicing Agreement as in effect immediately prior to the execution of the Defeasance Trust Agreements (such Accounts identified on such Schedule 1, the "Removed Accounts") and to cause the Trustee to sell, transfer, assign, release and otherwise convey to the Seller, without recourse, all right, title and interest in and to all Receivables now existing and hereafter created, all monies due or to become due with respect thereto (including all

Finance Charge Receivables), all Interchange related thereto, all Additional Funds related thereto, all Insurance Proceeds related thereto, all amounts held in any Investor Accounts or any Series Account (as each such term is defined in the Pooling and Servicing Agreement), all other assets held by the Trustee pursuant to the Pooling and Servicing Agreement other than assets held by the Trustee in any Class A Interest Funding Account, Class A Principal Funding Account, Class B Interest Funding Account or Class B Principal Funding Account, respectively (as such terms are defined in each Defeasance Trust Agreement, as applicable) and all proceeds of any of the foregoing, from the Trust to the Seller; and

WHEREAS, the Trustee is willing to reconvey the Receivables in the Removed Accounts and all of the other assets identified for reconveyance herein subject to the terms and conditions hereof.

NOW, THEREFORE, the Seller and the Trustee hereby agree as follows:

1. Defined Terms. All terms defined in the Pooling and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

"Removal Date" shall mean, with respect to the Removed Accounts designated hereby, December 6, 2005.

2. [Reserved].

3. Conveyance of Receivables and other Assets.

(a)          The Trustee does hereby transfer, assign, set-over and otherwise convey to the Seller, without recourse on and after the Removal Date, all right, title and interest of the Trust in and to the Receivables now existing and hereafter created in Removed Accounts, all monies due or to become due with respect thereto (including all Finance Charge Receivables), all Interchange related thereto, all Additional Funds related thereto, all Insurance Proceeds related thereto, all amounts held in any Investor Account and any Series Account, all other assets held by the Trustee pursuant to the Pooling and Servicing Agreement other than assets held by the Trustee in any Class A Interest Funding Account, Class A Principal Funding Account, Class B Interest Funding Account or Class B Principal Funding Account, respectively (as such terms are defined in each Defeasance Trust Agreement, as applicable), and all proceeds of any of the foregoing.

(b)          In connection with such transfer, the Seller hereby requests, pursuant to Section 12.04 of the Pooling and Servicing Agreement, the Trustee to authorize, and the Trustee does hereby authorize, the Seller to file termination statements with respect to the Receivables and other assets described above, now existing and hereafter created in the Removed Accounts designated hereby (which may be a single termination statement with respect to all such Receivables) evidencing the release by the Trust of its lien on the Receivables in the Removed Accounts, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to remove such lien.

4. [Reserved].

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5.            Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Trust as of the Removal Date that this Reassignment constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought; and

6.            Representations and Warranties of the Trustee. Since the date of transfer by the Seller under the Pooling and Servicing Agreement, the Trustee has not sold, transferred or encumbered any Receivable in any Removed Account or any interest therein.

7.            Conditions Precedent. This Reassignment shall become effective upon receipt by the Trustee of executed counterparts hereof from each party hereto.

8.            Counterparts. This Reassignment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

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                IN WITNESS WHEREOF, the undersigned have caused this Reassignment No. 14 of Receivables to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

CITI OMNI-S FINANCE LLC,
as Seller

By: /s/ Douglas C. Morrison
Name: Douglas C. Morrison
Title: President

THE BANK OF NEW YORK,
as Trustee

By: /s/ Scott J. Tepper
Name: Scott J. Tepper
Title: Vice President

[Signature Page to Reassignment No. 14 of Receivables]